Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS WITHDRAWAL FORM ONLY IF YOU HAVE CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE SOME OR ALL OF YOUR ELIGIBLE OPTIONS.

ALTIGEN COMMUNICATIONS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

WITHDRAWAL FORM

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON SEPTEMBER 1, 2009,
UNLESS THE OFFER IS EXTENDED

You previously received the documents that make up our offer to exchange certain outstanding options for new options (the “Offer”), including (1) the Offer to Exchange Certain Outstanding Options and Stock Appreciation Rights for New Options (the “Offer to Exchange”); (2) the memorandum from Philip McDermott, our Chief Financial Officer, dated August 5, 2009; (3) the Election Form, together with its instructions; and (4) this Withdrawal Form, together with its instructions. You completed and submitted an Election Form, in which you elected to accept the Offer to exchange some or all of your Eligible Options. You should submit this form only if you now wish to change that election and reject this Offer to exchange some or all of your Eligible Options.

To withdraw your election to exchange some or all of your Eligible Options, you must sign, date and deliver the completed and attached Withdrawal Form via facsimile or hand delivery on or before 9:00 p.m., Pacific Time, on September 1, 2009 (unless we extend the Offer), to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

You should note that if you withdraw your acceptance of the Offer with respect to some or all of your Eligible Options, you will not receive any New Options pursuant to the Offer in replacement for the withdrawn Eligible Options. You will keep all of the Eligible Options that you withdraw. These Eligible Options will continue to be governed by the plan under which they were granted, and by the existing option agreements between you and AltiGen.

You may change this withdrawal, and again elect to exchange some or all of your Eligible Options by submitting a new Election Form to our HR Department, by 9:00 p.m., Pacific Time, on September 1, 2009 (unless we extend the Offer).

Please check the appropriate box:

☐    I wish to withdraw my election to exchange and instead REJECT the Offer to exchange all of my Eligible Options. I do not wish to exchange any Eligible Options.

OR

☐    I wish to withdraw my election to exchange Eligible Options as to my Eligible Options listed below (please list). Any Eligible Options previously elected to be exchanged by me in my most recent Election Form but not withdrawn below will remain elected for exchange in the Offer. I do not wish to exchange the following listed Eligible Options:

Option Grant Number	Grant Date

Please sign this Withdrawal Form and print your name exactly as it appears on the Election Form you previously submitted.

In making this election, I agree that AltiGen may use, collect and transfer my personal data for the purpose of implementing, administering and managing my participation in the Offer. Such personal data may be transferred to AltiGen and to any third parties assisting AltiGen with the Offer to Exchange, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new, properly completed and signed Election Form by the Expiration Date, which will be 9:00 p.m., Pacific Time, on September 1, 2009, unless AltiGen extends the Offer. The last valid Election Form and/or Withdrawal Form in place at the time of the expiration of the Offer will control.

Your signature and submission of this Withdrawal Form indicates that you have read and agreed to the Withdrawal Instructions attached hereto.

(Signature Page Follows)

(Signature of Optionee or Authorized Signatory)
(Optionee’s Name, please print in full)
Date: , 2009
Address:

E-mail address:

FAX THIS ENTIRE WITHDRAWAL FORM TO ALTIGEN’S HR DEPARTMENT, ATTENTION: TAMIKA MASSEY-EVANS NO LATER THAN 9:00 P.M., PACIFIC TIME, ON
SEPTEMBER 1, 2009.

Fax to (408) 597-9021

or

Hand Deliver to AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134

DELIVERY OF YOUR WITHDRAWAL FORM OTHER THAN VIA FACSIMILE OR HAND DELIVERY WILL NOT CONSTITUTE VALID DELIVERY.

(Signature Page to Withdrawal Form)

ALTIGEN COMMUNICATIONS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

WITHDRAWAL INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Withdrawal Form.

A properly completed and signed Withdrawal Form must be received by facsimile or hand delivery, by the Expiration Date, currently expected to be 9:00 p.m., Pacific Time, on September 1, 2009. To submit your Withdrawal Form, you must do the following by the Expiration Date, currently expected to be 9:00 p.m., Pacific Time, September 1, 2009:

(1)	Properly complete and sign the attached Withdrawal Form.
(2)	Deliver the completed and signed Withdrawal Form via facsimile or hand delivery to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

The delivery of all required documents, including Withdrawal Forms, is at your risk. Delivery will be deemed made only when actually received by our HR Department. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal by e-mail within two (2) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your withdrawal has been received by our HR Department by 9:00 p.m., Pacific Time, on September 1, 2009. Only responses that are properly completed and actually received by our HR Department via facsimile or hand delivery will be accepted. Responses submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Although by submitting a Withdrawal Form you have withdrawn some or all of your previously tendered Eligible Options from the Offer, you may change your mind and re-elect to exchange some or all of the withdrawn Eligible Options until the expiration of the Offer. You should note that you may not rescind any withdrawal and any Eligible Options withdrawn will not be deemed properly tendered for purposes of the Offer, unless you properly re-elect to exchange those Eligible Options before the expiration date. Tenders to re-elect to exchange Eligible Options may be made at any time before the Expiration Date. If AltiGen extends the Offer beyond that time, you may re-tender your Eligible Options at any time until the extended Expiration Date of the Offer.

To re-elect to tender the withdrawn Eligible Options, you must submit an Election Form via facsimile or hand delivery, after the date of the last Withdrawal Form but on or before 9:00 p.m., Pacific Time, on September 1, 2009, to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

Your Eligible Options will not be deemed properly tendered for purposes of the Offer unless the withdrawn Eligible Options are properly re-tendered for exchange before the Expiration Date by delivery of a new Election Form following the procedures described in the instructions to the Election Form. This new Election Form must be received by us after your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of such a new, properly completed Election Form, any previously submitted Election and/or Withdrawal Forms will be disregarded and will be considered replaced in full by the new Election Form. Since any prior Election Form will be disregarded, your new Election Form must indicate all Eligible Options you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted Election and/or Withdrawal Form received by us prior to the Expiration Date.

Although it is our intent to send you an e-mail confirmation of receipt of this Withdrawal Form, by completing and submitting this Withdrawal Form, you waive any right to receive any notice of the withdrawal of the tender of your Eligible Options.

2.	Signatures on this Withdrawal.

The Withdrawal Form must be signed by the holder of the Eligible Options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If this Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to AltiGen of the authority of that person so to act must be submitted with this Withdrawal Form.

3.	Other Information on this Withdrawal.

In addition to signing the Withdrawal Form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, the Election Form or this Withdrawal Form may be directed to Tamika Massey-Evans or Carolyn David by phone at (408) 597-9067 or (408) 597-9033, by e-mail at benefits@altigen.com or by mail to either of their attention at AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134. Copies will be furnished promptly at AltiGen’s expense.

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Withdrawal Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any Withdrawal Forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Withdrawal Form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important:  The Withdrawal Form must be received by our HR Department by facsimile or hand delivery by the expiration date.

6.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the memorandum from Philip McDermott, our Chief Financial Officer, dated August 5, 2009, before making any decisions regarding participation in, or withdrawal from, the Offer.

7.	Important Tax Information.

You should refer to Section 14 of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.